Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-91804) pertaining to the Alamo Group, Inc. 1994 Incentive Stock Option Plan and the Registration Statement (Form S-8) pertaining to the First Amended and Restated 1999 Non-Qualified Stock Option Plan of our reports dated March 7, 2005, with respect to the consolidated financial statements of Alamo Group Inc., Alamo Group Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Alamo Group Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

                                                                                                Ernst & Young LLP

San Antonio, Texas
March 7, 2005